Exhibit 99.1
PRESS RELEASE
SMSC ANNOUNCES RETIREMENT PLANS OF
CHIEF EXECUTIVE OFFICER
Hauppauge, NY — June 3, 2008 — SMSC (Nasdaq: SMSC) today announced that Steven J. Bilodeau, SMSC’s Chairman, President and Chief Executive Officer, has advised the Company’s Board of Directors of his intent to retire from his positions as the Company’s President and Chief Executive Officer (CEO) once a successor has been named. The Company’s Board of Directors has initiated a search and will be considering both internal and external candidates. In the interim, Mr. Bilodeau will continue to serve as President and CEO, and subsequent to his retirement, he will continue to serve the Company as the Chairman of the Board.
Mr. Bilodeau joined SMSC as President and CEO in March 1999 and has been Chairman of the Board since February 2000. He led the Company’s turnaround and subsequent expansion, established a strong profitability model and successfully diversified its product line to provide a platform for significant future growth.
“On behalf of SMSC’s Board of Directors, I’d like to thank Steve for his outstanding leadership over the past nine years,” said Ivan T. Frisch, Lead Independent Director of SMSC’s Board. “Steve’s vision and determination have transformed SMSC from a narrowly-focused supplier of digital semiconductors for PC applications to a diversified provider of proprietary analog/mixed-signal products serving five balanced vertical markets. Under Steve’s leadership, revenue approximately tripled and profitability has improved from substantial and recurring losses to solid and sustained profitability.”
“I would like to thank SMSC’s employees and Board of Directors for their hard work and dedication, without which the Company’s transformation would not have occurred. I am proud of what we have accomplished together and am excited about the opportunities that SMSC has before it for even greater success in the future. Because of the Company’s solid operating foundation and my desire to pursue some important personal endeavors, unrelated to business, I believe it is an appropriate time to initiate a search for my successor and look forward to supporting a smooth and effective transition to a new CEO,” said Steve Bilodeau, Chief Executive Officer and Chairman of SMSC.
Forward Looking Statements:
SMSC’s quarterly results of operations have not been audited by the Company’s independent accountants. Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, commodity prices, the effects of changing economic conditions domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.
Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.
About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST® and Hi-Speed USB.
SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.
SMSC and MOST are registered trademarks of Standard Microsystems Corporation.
Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com